Sub-Item 77Q1a:



ARTICLES OF AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
CREDIT SUISSE GLOBAL POST-VENTURE CAPITAL FUND, INC.

Credit Suisse Global Post-Venture Capital Fund, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Maryland General Corporation
Law,hereby certifies that:
FIRST: Article II of the Charter of the Corporation is amended to read as follows:
"ARTICLE II
NAME
The name of the corporation is Credit Suisse Global Post-Venture Capital
Fund, Inc."
SECOND: The above amendment to the Charter was unanimously approved by the Board of Directors. The amendment is limited to a change expressly permitted by ss. 2-605 of the Maryland General Corporation Law to be made without action by the stockholders and the Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.
THIRD: The above amendment to the Charter shall become effective on February 21, 2005. IN WITNESS WHEREOF, the undersigned officers of the Corporation have executed these Articles of Amendment and do hereby acknowledge that these Articles of Amendment are the act and deed of the Corporation and that, to the best of their knowledge, information and belief, the matters and facts contained herein with respect to authorization and approval are true in all material respects, under penalties of perjury.

DATE: February 17, 2005
Michael E. Kenneally
Chairman of the Board and Chief Executive Officer
ATTEST:
/s/J. Kevin Gao
J. Kevin Gao
Secretary

Amendment to the By-Laws
of
Credit Suisse Global Post-Venture Capital Fund, Inc.
Pursuant to Article VIII of the By-Laws of Credit Suisse Global Post-Venture Capital Fund, Inc., the name has changed to Credit Suisse Global Small Cap Fund, Inc.
Dated the 21st of February, 2005